EXHIBIT 99.1

TUT SYSTEMS, INC. REPORTS FIRST QUARTER 2003 RESULTS

Appoints New CFO

Pleasanton, Calif., April 30, 2003 — Tut Systems, Inc.® (Nasdaq: TUTS), today announced its results for the first quarter 2003. Revenue for the quarter ended March 31, 2003, was $6.6 million compared with revenue of $2.4 million for the quarter ended March 31, 2002. This represents a year-over-year increase in revenues of 180%, reflecting the first full quarter of operations after the strategic acquisition of VideoTele.com in November 2002. When compared to revenues of $2.5 million in the fourth quarter of 2002, this represents a sequential increase of 168%.

The net loss for the quarter ended March 31, 2003, was $(2.2) million or $(0.11) per share, basic and diluted. The first quarter 2003 results compare to a net loss for the first quarter of 2002, of $(6.8) million or $(0.41) per share, basic and diluted.

Tut Appoints New CFO

Today Tut also announced that, effective immediately, Randall K. Gausman, will serve as Chief Financial Officer for Tut Systems. His responsibilities include finance, human resources, operations and information systems. Mr. Gausman brings to the position 25 years of experience in finance. Prior to joining Tut, Mr. Gausman acted as a consultant to Tut for eight months and was instrumental in the acquisition of VideoTele.com. Mr. Gausman has also served as CFO and other executive roles at various Bay Area companies including iBEAM and ZANTAZ.

“I am very excited that Randy has joined the team,” stated Sal D’Auria, President and CEO, “With his in-depth knowledge of the company and his strong financial background, Randy will help lead Tut to greater levels of efficiency and performance.”

Doug Shafer, Tut Systems’ previous CFO, will be leaving the Company to pursue other career opportunities.

“As the former President and CEO of VideoTele.com, Doug was instrumental in transitioning and integrating the two companies over the past six months,” said Mr. D’Auria “We appreciate Doug’s contributions and we wish him the best of luck in his next endeavor.”

First Quarter Conference Call Information

Tut Systems will host a conference call to discuss first quarter results beginning today at 2:00 pm pacific time. For callers within the United States, please dial 800-939-8871 at least 5 minutes before start time or visit http://www.tutsystems.com. International participants may dial 706-643-1559 or visit http://www.tutsystems.com.

For callers within the United States accessing the conference call replay, please dial 800-642-1687, conference identification code, 991164. International participants may dial +1-706-645-9291. The replay will be available at http://www.tutsystems.com two hours after the call ends for at least one week.

Recent Announcements:

Significant announcements from Tut since the end of the last quarter include:

1/30/03	Siemens Portugal To Distribute Tut’s MTU Product Line

1/30/03	Tut Reports Fourth Quarter and Year End 2002 Results

2/10/03	China’s Xinhua News Agency Deploys National News Network Using VTc’s M2 Video Edge Devices

2/18/03	VideoTele.com Targets Government Surveillance and Broadcast Trunking Markets with New Video Edge Device

3/19/03	VideoTele.com and Concurrent Partner to Deliver VOD Solutions to Telcos

4/1/03	VideoTele.com Introduces First Real Time MPEG-4 Transcoding Solution for Delivering Digital TV

4/3/03	VideoTele.com NAB 2003 Preview

4/7/03	VideoTele.com Introduces the Astria Mini

4/9/03	Tut Systems Lights Up its 30th Hotel with Concord Hospitality Group

About Tut Systems, Inc.

Tut Systems, Inc. (NASDAQ: TUTS) delivers industry leading content processing and distribution products for deploying next-generation data and video services over broadband networks. Tut Systems products are used by telecommunications, cable, entertainment and communications companies, as well as government agencies from around the world, to enable the delivery of broadcast-quality video over any broadband network.

VideoTele.com, a subsidiary of Tut Systems, is the world leader in delivering digital TV over xDSL networks

Tut Systems is headquartered in Pleasanton, California and on the Internet at <http://www.tutsystems.com>. Tut can be contacted at 925-460-3900 or 800-998-4888.

- FINANCIAL TABLES FOLLOW -

Contact:

Randy Gausman

Chief Financial Officer

Tut Systems

(925) 490-3900

Amanda Pires

Director Corporate Communications

Tut Systems

(925) 201-4393

apires@tutsys.com

TUT SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended March 31,
	2003	2002
Revenues:
Product	$6,401	$2,162
License and royalty	200	196

Total revenues	6,601	2,358

Cost of goods sold:
Product	3,259	1,523

Gross margin	3,342	835

	50.6%	35.4%
Operating expenses:
Sales and marketing	1,927	2,316
Research and development	2,086	3,287
General and administrative	1,202	1,958
Amortization of intangibles	459	300

Total operating expenses	5,674	7,861

Loss from operations	(2,332)	(7,026)
Interest and other income, net	101	245

Net loss	$(2,231)	$(6,781)

Net loss per share, basic and diluted	$(0.11)	$(0.41)

Shares used in computing net loss, basic and diluted	19,801	16,407

TUT SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2003	December 31, 2002
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$20,960	$25,571
Accounts receivable, net	2,172	1,972
Inventories, net	3,840	3,888
Prepaid expenses and other	1,543	1,082

Total current assets	28,515	32,513
Property and equipment, net	1,662	1,630
Intangibles and other assets	5,131	5,586

Total assets	$35,308	$39,729

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$5,161	$7,196
Deferred revenue	716	921

Total current liabilities	5,877	8,117
Deferred revenue, net of current portion	11	35
Other liabilities	3,401	3,346

Total liabilities	9,289	11,498

Stockholders’ equity	26,019	28,231

Total liabilities and stockholders’ equity	$35,308	$39,729